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                           SHAW INDUSTRIES, INC.                      EXHIBIT 11

                      COMPUTATION OF PER SHARE EARNINGS

   FOR THE YEARS ENDED DECEMBER 30, 1995, DECEMBER 31, 1994 and JANUARY 1, 1994

                      (In Thousands, Except Share Data)


                                                                                    1995            1994            1993

PRIMARY:
  Weighted average common shares outstanding                                     135,872         141,432         142,946
  Additional shares assuming exercise of stock options                               506           1,051           1,977

  Average common shares outstanding, as adjusted                                 136,378         142,483         144,923

  Income before extraordinary item and accounting change                         $64,381        $130,389        $117,636
  Extraordinary item, net of tax benefit                                               -          (3,363)              -
  Cumulative effect of accounting change, net of tax benefit                     (12,077)              -               -
  Net income                                                                     $52,304        $127,026        $117,636

Earnings per Common Share:
  Income before extraordinary item and accounting change                           $0.47           $0.92           $0.81
  Extraordinary item, net of tax benefit                                               -           (0.02)              -
  Cumulative effect of accounting change, net of tax benefit                       (0.09)              -               -
  Net income                                                                       $0.38           $0.89           $0.81



FULLY DILUTED:
  Weighted average common shares outstanding                                     135,872         141,432         142,946
  Additional shares assuming exercise of stock options                               506           1,058           2,371

  Average common shares outstanding, as adjusted                                 136,378         142,490         145,317

  Income before extraordinary item and accounting change                         $64,381        $130,389        $117,636
  Extraordinary item, net of tax benefit                                               -          (3,363)              -
  Cumulative effect of accounting change, net of tax benefit                     (12,077)              -               -
  Net income                                                                     $52,304        $127,026        $117,636

Earnings per Common Share:
  Income before extraordinary item and accounting change                           $0.47           $0.92           $0.81
  Extraordinary item, net of tax beneift                                               -           (0.02)              -
  Cumulative effect of accounting change, net of tax benefit                       (0.09)              -               -
  Net income                                                                       $0.38           $0.89           $0.81


Note:   Adjusted for a two-for-one stock split effected in the form of a stock dividend in December 1993.

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